EXHIBIT 5.1
Stephen E. Rounds
4635 East Eighteenth Ave.
Denver, Colorado 80220

March 25, 1996

U.S. Energy Corp.
877 North 8th West
Riverton, Wyoming 82501

Re:  Registration Statement on Form S-3

Gentlemen:

U.S. Energy Corp. ("Company") proposes to file a registration statement for the offer and sale, to the public, of up to 657,780 shares of common stock, of which 457,780 shares are held by current shareholders and 200,000 are issuable on exercise of outstanding warrants to purchase 200,000 shares (hereinafter, collectively referred to as the "Selling Shareholders"). My opinion is required in connection with such transaction.

                       Documents Reviewed

I have examined originals, certified copies or other copies identified to my satisfaction, of the following:

1. Restated Articles of Incorporation, and Amendment to Restated Articles of Incorporation, of the Company.

2.   Bylaws of the Company, as amended.

3. The Company's Annual Report on Form 10-K for fiscal year ended May 31, 1995 (including the proxy statement for the annual meeting of the Company shareholders, held on November 29, 1995); the Company's Quarterly Report on Form 10-Q for the three months ended August 31, 1995 (and the Quarterly Report on Form 10-Q for the three months ended August 31, 1994); amendments filed to date to the preceding; and all other reports filed by the Company with the Commission under Section 13 of the Securities Exchange Act of 1934.

4. All exhibits listed as incorporated by reference in Part II of the registration statement on Form S-3, prepared by the Company and filed with this opinion as an exhibit.

5. The Company's registration statement on Form S-3, with which this opinion is filed as an exhibit.

6.   Minutes of the proceedings of the Company board of directors for the last four fiscal years, and for the year ending May 31,
1996 minutes of proceeding through February 1996.
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U.S. Energy Corp.
March 25, 1996
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7.   Warrants to purchase 200,000 shares of common stock, issued to
Shamrock Partners, Ltd.

I have also consulted with Company officers and representatives (including but not limited to its transfer agent), and received representations and assurances concerning disclosures in the reports described in paragraph 3 and the registration statement described in paragraph 5, as I have deemed advisable or necessary under the circumstances. Although I have not undertaken independent verification of the matters covered by this paragraph, I have no reason to believe that the representations and assurances received are materially inaccurate or false.

                             Opinion

Subject to compliance with applicable state securities laws, and to declaration of effectiveness of the Company's Form S-3 registration statement, and based on my review of the documents listed above, it is my opinion that the common shares to be offered and sold by the selling shareholders named in the registration statement, are duly and validly issued, fully paid and non-assessable common shares of the Company, Assuming, with respect to the 200,000 shares underlying the warrants held by Shamrock Partners, that such shares are purchased on exercise of the warrants in accordance with the terms of the warrants.

My opinion assumes that the selling shareholders deliver copies of the definitive prospectus to each purchaser of the common shares, in compliance with the Securities Act of 1933, as amended, and applicable rules of the Securities and Exchange Commission.

I hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-3. However, I do not admit that I am in the category of those persons whose consent is required to be so filed by Section 7(a) of the Securities Act of 1993.

Yours Sincerely,

s/ Stephen E. Rounds